Exhibit 14

AVICENA GROUP, INC.

Code of Ethics and Responsibilities

Avicena Group, Inc. (the “Corporation”) requires that all of its employees, officers and directors conduct themselves honestly and ethically at all times in their professional capacity with the Corporation. The Corporation has adopted this Code of Ethics to specify the standards it expects of its employees, officers and directors. All employees, officers and directors must adhere to this Code of Ethics. A failure to comply with these standards will result in disciplinary action, which may include termination.

Employees, officers and directors must comply with all applicable laws.

All employees, officers and directors of the Corporation must respect and comply with the laws, rules and regulations that are applicable to the Corporation and to their conduct as an employee, officer or director of the Corporation. The Chief Executive Officer is available to consult with employees, officers and directors of the Corporation regarding guidelines for complying with specific laws, rules and regulations.

In particular, employees, officers and directors of the Corporation must comply with the Corporation’s Insider Trading Policy in order to avoid any trading in the Corporation’s securities that is prohibited by law.

Employees, officers and directors must avoid conflicts of interest.

All employees, officers and directors of the Corporation must identify and avoid any potential conflict of interest with regard to the Corporation’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Corporation, or an individual receives improper personal benefits because of his or her position with the Corporation.

Conflicts of interest must be brought to the attention of a supervisor, the executive management or the Board of Directors. If there is any question as to whether a situation creates a conflict of interest, the facts surrounding the situation must be brought to the attention of a supervisor, or the employee, officer or director may consult with Karla Rachwalski or J. Todd Arkebauer of Sachnoff & Weaver, Ltd., the Corporation’s outside legal counsel, at (312) 207-1000. All conflicts of interest are prohibited unless the facts surrounding the conflict of interest have been reviewed and approved by the Board of Directors or other appropriate management.

Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests.

Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

Employees, officers and directors may not personal advantage of opportunities that properly belong to the Corporation. Any opportunity that an employee, officer or director develops on behalf of the Corporation, using Corporation information or using his or her position with the Corporation properly belongs to the Corporation.

An employee, officer or director may not use the Corporation’s property or information, or his or her position with the Corporation, for improper personal gain.

Employees, officers and directors may not compete, directly or indirectly, with the Corporation.

Employees, officers and directors must maintain the confidentiality of confidential information received from the Corporation.

Employees, officers and directors of the Corporation must maintain the confidentiality of confidential information provided to them by the Corporation. This duty extends to confidential information received from the Corporation’s suppliers or customers. Employees, officers and directors must regard as confidential any information about the Corporation’s business that is not generally available to those outside the Corporation, that provides a competitive advantage to the Corporation, that could harm the Corporation if disclosed, or is otherwise identified as confidential information.

Confidential information may be disclosed if the disclosure is authorized by the Chief Executive Officer or required by laws, regulations or legal proceedings. If an employee, officer or director of the Corporation believes that disclosure of confidential information is required by law, he or she must contact the Chief Executive Officer or the Corporation’s outside legal counsel.

Employees, officers and directors must conduct themselves in a fair manner.

The Corporation expects each employee, officer and director to deal fairly with the Corporation’s customers, suppliers, competitors, officers and employees. Employees, officers and directors shall not engage in any unfair practices, such as manipulation, deception or taking unfair advantage of privileged information.

Employees, officers and directors must use Corporation assets properly.

All employees, officers and directors must use the Corporation’s assets for legitimate business purposes only. The Corporation expects its employees, officers and directors to use the Corporation’s assets efficiently and with care so that the assets of the Corporation can be employed profitably.

Employees, officers and directors must report any accounting or auditing concerns.

The Corporation’s policy is to comply with all financial reporting and accounting regulations applicable to the Corporation. It shall be the responsibility of the Corporation’s Chief Financial Officer to use his or her best efforts to ensure that the Corporation’s financial condition and results of operations are at all times fairly and accurately reported in accordance with generally accepted accounting principles. This senior financial officer shall maintain books and records and a system of financial reporting controls that ensures fair and accurate reporting of financial information, and, together with the Chief Executive Officer, they will apply these systems and direct their own actions at all times in a manner that results in fair and honest reporting of the Corporation’s financial results and will ensure that the principles of fair and honest financial reporting and accountability are adhered to throughout the Corporation.

If any employee, officer or director of the Corporation has concerns or complaints regarding questionable accounting or auditing matters of the Corporation, then he or she must submit those concerns or complaints to a supervisor, the executive management or the Audit Committee of the Board of Directors.

The Audit Committee will keep concerns and complaints brought to its attention confidential, subject to its duties arising under applicable law, regulations and legal proceedings.

Employees, officers and directors must report any illegal or unethical behavior.

It is essential that the appropriate personnel be made aware of any violations of this Code of Ethics or any illegal or unethical behavior by any employee, officer of director. If an employee, officer or director becomes aware of illegal or unethical behavior, he or she must talk with his or her supervisor or the executive management regarding his or her concerns. Employees, officers and directors can also speak with the Board of Directors or the Corporation’s outside legal counsel about these concerns.

Concerns and complaints will be treated confidentially, subject to applicable law, regulation or legal proceedings. The Corporation will not permit retaliation of any kind by or on behalf of the Corporation and its employees, officers and directors against good faith reports or complaints of illegal or unethical conduct.

Employees, officers and directors must help ensure timely and accurate public reporting.

The Corporation is required to make various filings with the Securities and Exchange Commission. These filings must be accurate and timely. Depending on their position with the Corporation, an employee, officer or director may be called upon to provide necessary information to assure that the Corporation’s public reports are full, fair, accurate, timely and understandable. In particular, the Corporation’s Chief Executive Officer and Chief Financial Officer shall be responsible for creating, maintaining and regularly evaluating the effectiveness of a system of disclosure controls and procedures designed to capture and timely and accurately report all information, including without limitation financial information, required to be disclosed under applicable securities laws in all filings with the Securities and Exchange Commission. The Corporation expects employees, officers and directors to take this responsibility very seriously and to promptly provide accurate answers to inquiries related to the Corporation’s public disclosure requirements.

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